Exhibit 99.1

Multi-Color Corporation Announces

Results for Second Quarter of Fiscal 2010

SHARONVILLE, OHIO, November 2, 2009 – Multi-Color Corporation (NASDAQ: LABL) announced diluted earnings per share of 28 cents for its second quarter ended September 30, 2009, down 15% from the prior year.

Second quarter highlights included:

•

Net revenues decreased 11% to $72.0 million from $80.6 million. The decrease in revenues was due to an 8% decline in sales volume, a 2% unfavorable pricing impact and a 1% unfavorable foreign exchange impact. The majority of the sales volume decline was due to market share declines experienced by our customers’ brands.

•

Gross profit decreased 13% to $12.8 million from $14.7 million primarily due to the decline in revenues. However, gross margins were maintained at 18% of revenues due to improved operating efficiencies and fixed cost reductions.

•	Selling, general and administrative expenses decreased 4% to $6.7 million from $7.0 million and were held to 9% of revenues in both periods.

•	Operating income decreased 21% to $6.1 million from $7.7 million due to the decline in revenues.

•	Interest expense decreased 32% to $1.3 from $1.9 million due to a reduction in bank debt of $5.3 million and lower interest rates.

•	Net income from continuing operations decreased 17% to $3.4 million from $4.1 million.

•	Earnings Per Share (EPS) from continuing operations decreased 15% to 28 cents per diluted share from 33 cents.

•	The Company was recognized on the Forbes Listing of America’s 200 Best Small Companies for the third consecutive year.

“Despite the challenging environment, we generated a significant increase in cash flow during the first half of the year which has allowed us to reduce outstanding debt by approximately $10 million. We continue to focus on cost reduction actions and improving operating efficiencies to mitigate the impacts of lower revenues. Our view for the balance of the fiscal year remains cautious as we continue to experience a weak revenue growth environment,” said Frank Gerace, President and CEO of Multi-Color Corporation.

For the six month period ended September 30, 2009, Multi-Color’s net revenues decreased 12% to $141.6 million from $160.1 million due to an 8% decline in sales volume, a 3% unfavorable foreign exchange impact and a 1% unfavorable pricing impact. Net income from continuing operations increased 6% to $ 7.4 million and EPS from continuing operations was 60 cents per diluted share for the six months ended September 30, 2009.

In addition, the Company will relocate its Corporate Headquarters from Sharonville, Ohio to its Batavia, Ohio facility during the third quarter ending December 31, 2009. In connection with the relocation, the Company will record an estimated charge of approximately $1.1 million to $1.5 million for remaining lease obligations related to its Sharonville facility.

Fiscal Year 2010 Second Quarter Earnings Conference Call and Webcast

The Company will hold a conference call on November 2, 2009 at 11:00 a.m. (ET) to discuss the news release. For domestic access to the conference call, please dial 1-888-713-4215 (code 19267937) or for international access please call 1-617-213-4867 (code 19267937) by 10:45 a.m. (ET). A replay of the conference call will be available at 2:00 p.m. (ET) on November 2, 2009 until midnight (ET) on November 9, 2009, by calling 1-888-286-8010 (code 24249483) if domestic or for international access please call 1-617-801-6888 (code 24249483). In addition, the call will be broadcast over the Internet and can be accessed from a link on the Company’s home page at www.multicolorcorp.com. Listeners should go to the web site prior to the call to register and to download any necessary audio software.

Participants may pre-register for the call at https://www.theconferencingservice.com/prereg/key.process?key=PPEGH44U6 (Due to its length, this URL may need to be copied/pasted into your Internet browser’s address field. Remove the extra space if one exists.) Pre-registrants will be issued a pin number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection.

Safe Harbor Statement

The Company believes certain statements contained in this report that are not historical facts constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are intended to be covered by the safe harbors created by that Act. Reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to differ materially from those expressed or implied. Any forward-looking statement speaks only as of the date made. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which they are made.

Statements concerning expected financial performance, on-going business strategies, and possible future actions which the Company intends to pursue in order to achieve strategic objectives constitute forward-looking information. Implementation of these strategies and the achievement of such financial performance are each subject to numerous conditions, uncertainties and risk factors. Factors which could cause actual performance by the Company to differ materially from these forward-looking statements include, without limitation, factors discussed in conjunction with a forward-looking statement; changes in general economic and business conditions; the ability to consummate and successfully integrate acquisitions; ability to manage foreign operations; currency exchange rate fluctuations; the success and financial condition of the Company’s significant customers; competition; acceptance of new product offerings; changes in business strategy or plans; quality of management; the Company’s ability to maintain an effective system of internal control; availability, terms and development of capital and credit; cost and price changes; raw material cost pressures; availability of raw materials; ability to pass raw material cost increases to its customers; business abilities and judgment of personnel; changes in, or the failure to comply with, government regulations, legal proceedings and developments; risk associated with significant leverage; increases in general interest rate levels affecting the Company’s interest costs; ability to manage global political uncertainty; and terrorism and political unrest. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Multi-Color (http://www.multicolorcorp.com)

Sharonville, Ohio based Multi-Color Corporation, established in 1916, is a leader in global label solutions supporting the world’s most prominent brands including leading producers of home and personal care, wine and spirits, food and beverage and specialty consumer products. Multi-Color acquired Collotype International Holdings Pty. Ltd. on February 29, 2008. Collotype was established in 1903 in Adelaide, South Australia and is the world’s leading and most awarded pressure sensitive wine & spirits label printer. Multi-Color is the world’s largest producer of in-mold labels and one of the largest producers of pressure sensitive and heat transfer labels and a major manufacturer of high-quality wet glue applied labels and shrink sleeves. Multi-Color has 13 manufacturing locations worldwide; 7 in the U.S., 5 in Australia and 1 in South Africa.

For additional information on Multi-Color, please visit http://www.multicolorcorp.com.

#

Multi-Color Corporation

Condensed Consolidated Statements of Income

(in 000’s except per share data) Unaudited

	Three Months Ended		Six Months Ended
	September 30, 2009	September 30, 2008	September 30, 2009	September 30, 2008

Revenues	$71,963	$80,637	$141,621	$160,087
Cost of Goods Sold	59,142	65,950	115,845	130,430

Gross Profit	12,821	14,687	25,776	29,657
Gross Margin	18%	18%	18%	19%
Selling, General & Administrative	6,697	6,952	12,977	15,405

Operating Income	6,124	7,735	12,799	14,252

Other (Income) Expense	(44)	(293)	(180)	(378)
Interest Expense	1,257	1,855	2,486	3,994

Income from Continuing Operations before Tax	4,911	6,173	10,493	10,636
Provision for Taxes	1,479	2,033	3,076	3,659

Income from Continuing Operations	3,432	4,140	7,417	6,977
Income (Loss) from Discontinued Operations, Net of Taxes	—	(27)	—	(170)

Net Income	$3,432	$4,113	$7,417	$6,807

Basic Earnings Per Share:
Income from Continuing Operations	$0.28	$0.34	$0.61	$0.57
Income (Loss) from Discontinued Operations	$—	$—	$—	$(0.01)

Basic Earnings Per Share	$0.28	$0.34	$0.61	$0.56

Diluted Earnings Per Share:
Income from Continuing Operations	$0.28	$0.33	$0.60	$0.56
Income (Loss) from Discontinued Operations	$—	$—	$—	$(0.01)

Diluted Earnings Per Share	$0.28	$0.33	$0.60	$0.55

Basic Shares Outstanding	12,202	12,133	12,201	12,122
Diluted Shares Outstanding	12,359	12,444	12,328	12,399

	Selected Balance Sheet Information
	(in 000’s) Unaudited

	September 30, 2009	March 31, 2009
Current Assets	$59,617	$56,052
Total Assets	$282,526	$258,208
Current Liabilities	$44,409	$42,521
Total Liabilities	$147,262	$155,176
Stockholders’ Equity	$135,264	$103,032
Total Debt	$92,354	$102,319

Certain prior year amounts have been reclassified to conform to current year reporting.

For more information, please contact:

Dawn H. Bertsche

Senior Vice President-Finance and Chief Financial Officer

Multi-Color Corporation, (513) 345-1108